Exhibit 4.8

SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE dated as of February 1, 2017 (this “Supplemental Indenture”) by and among Silversea Cruise Finance Ltd. (the “Issuer”), the other parties listed as New Guarantors on the signature pages hereto (each, a “New Guarantor” and, collectively, the “New Guarantors”) and Citibank N.A., London Branch, as trustee (in such capacity, the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer, the Trustee and the other parties thereto have heretofore executed and delivered an Indenture, dated as of January 30, 2017 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of 7.250% Senior Secured Notes due 2025 of the Issuer (the “Notes”), initially in the aggregate principal amount of $550,000,000;
WHEREAS, it is a condition to the First Escrow Release Date that the New Guarantors execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee (the “Note Guarantees”) all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture;
WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, all necessary acts have been done to make this Supplemental Indenture a legal, valid and binding agreement of each New Guarantor in accordance with the terms of this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
ARTICLE II
AGREEMENT TO BE BOUND
SECTION 2.1 Agreement to Guarantee. Each New Guarantor acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. Each New Guarantor hereby agrees to provide a Note Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article Ten thereof.
SECTION 2.2 Execution and Delivery. Each New Guarantor agrees that its Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.
SECTION 2.3 Guarantee Limitations. Schedule IV of the Indenture is hereby amended by adding the following:
Switzerland

(i)    The obligations of any New Guarantor incorporated under the laws of Switzerland (each a “Swiss Debtor”) under this Supplemental Indenture and the Indenture (the “Swiss Debtor Obligations”) shall be subject to the following limitations:
(a)if and to the extent that a Swiss Debtor Obligation guarantees or otherwise secures obligations other than obligations of one of the Swiss Debtor's direct and indirect Subsidiaries (i.e. obligations of its direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)) (the “Restricted Obligations”) and that performing the relevant Swiss Debtor Obligation with respect to Restricted Obligations would not be permitted under Swiss corporate law then applicable, then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid under applicable Swiss law; provided that such limited amount shall at no time be less than the relevant Swiss Debtor's distributable capital (presently being the balance sheet profits and any reserves available for distribution) at the time or times performance of the relevant Swiss Debtor Obligation is due or requested from such Swiss Debtor; and provided, further, such limitation (as may apply from time to time or not) shall not (generally or definitively) release the relevant Swiss Debtor from its Swiss Debtor Obligations in excess thereof, but merely postpone the payment date therefore until such times as payment is again permitted notwithstanding such limitation;
(b)in case a Swiss Debtor who must make a payment in respect of Restricted Obligations under this Agreement is obliged to withhold any taxes imposed under the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungs-steuer) (together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time, the “Swiss Withholding Tax Act”) in respect of such payment (“Swiss Withholding Tax”), such Swiss Debtor shall:
(A)procure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;
(B)if the notification procedure pursuant to sub-paragraph (A) above does not apply, deduct Swiss Withholding Tax at the rate of 35 per cent. (or such other rate as in force from time to time), or if the notification procedure pursuant to sub-paragraph (A) above applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such tax by notification under applicable law, from any payment made by it in respect of Restricted Obligations and promptly pay any such taxes to the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung);
(C)notify the Trustee that such notification, or as the case may be, deduction has been made and provide the Trustee with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration;
(D)in the case of a deduction of Swiss Withholding Tax:
(I)use its best efforts to ensure that any person other than the Trustee which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment in respect of Restricted Obligations, will, as soon as possible after such deduction (y) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties) and (z) pay to the Trustee upon receipt any amounts so refunded; and
(II)if a Holder is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, and if requested by the Trustee,

provide the Trustee those documents that are required by law and applicable tax treaties to be provided by the payer of such tax, for each relevant Holder, to prepare a claim for refund of Swiss Withholding Tax; and
(c)    if a Swiss Debtor is obliged to withhold Swiss Withholding Tax in accordance with paragraph (a)0 above, the Trustee shall be entitled to further enforce the Swiss Debtor Obligation assumed by such Swiss Debtor and apply proceeds therefrom against the Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further enforcements shall always be limited to the maximum amount of the freely distributable reserves of such Swiss Debtor as set out in paragraph (a)0 above. In case the proceeds irrevocably received by the Trustee and/or the Holders pursuant to paragraph (a)0) above and this paragraph have the effect that the proceeds received by the Holder and/or any Holder exceed the Obligations, then the Trustee or the relevant other Holder shall return such overcompensation to the relevant Swiss Debtor.
(ii)    If and to the extent requested by the Trustee and if and to the extent this is from time to time required under Swiss law, in order to allow the Trustee and any Holder to obtain a maximum benefit under this Supplemental Agreement and the Indenture, the relevant Swiss Debtor shall, and any parent company of such Swiss Debtor being a party to this Supplemental Indenture or the Indenture shall procure that such Swiss Debtor will, promptly implement all such measures and/or to promptly procure the fulfilment of all prerequisites allowing the prompt fulfilment of the Swiss Debtor Obligations and allowing the relevant Swiss Debtor to promptly perform its obligations and make the (requested) payment(s) hereunder from time to time, including the following:
(a)preparation of an up-to-date audited balance sheet of the relevant Swiss Debtor;
(b)confirmation of the auditors of the relevant Swiss Debtor that the relevant amount represents (the maximum of) freely distributable capital of the relevant Swiss Debtor;
(c)approval by a shareholders meeting of the relevant Swiss Debtor of the capital distribution;
(d)if the enforcement of Restricted Obligations would be limited due to the effects referred to in this Section, then the relevant Swiss Debtor shall to the extent permitted by applicable law write up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the relevant Swiss Debtor's business (nicht betriebsnotwendig); and
(e)all such other measures necessary or useful to allow payment under the Swiss Debtor Obligation and to allow the relevant Swiss Debtor to make the payments and perform the obligations agreed hereunder with a minimum of limitations.
ARTICLE III
MISCELLANEOUS
SECTION 3.1 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 3.2 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 3.3 Ratification. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.
SECTION 3.4 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.
SECTION 3.5 Effect of Headings. The headings herein are convenience of reference only and shall not affect the construction hereof.
SECTION 3.6 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantors.
SECTION 3.7 Benefits Acknowledged. Each New Guarantor’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. Each New Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee and this Supplemental Indenture are knowingly made in contemplation of such benefits.
SECTION 3.8 Successors. All agreements of each New Guarantor in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
ISSUER:

SILVERSEA CRUISE FINANCE LTD.
By:     /s/ Roberto Martinoli
    Name:     Roberto Martinoli
    Title:    Director
NEW GUARANTORS:

SILVERSEA CRUISE HOLDING LTD.
By:     /s/ Roberto Martinoli
    Name:     Roberto Martinoli
    Title:    Director
SILVERSEA CRUISES LTD.
By:     /s/ Roberto Martinoli
    Name:     Roberto Martinoli
    Title:    Director
SILVER CLOUD SHIPPING CO. LTD.
By: /s/ Roberto Martinoli
    Name:     Roberto Martinoli
    Title:    Director
SILVER WIND SHIPPING CO. LTD.
By:     /s/ Roberto Martinoli
    Name:     Roberto Martinoli
    Title:    Director

SILVER SPIRIT SHIPPING CO. LTD.
By: /s/ Roberto Martinoli
    Name:     Roberto Martinoli
    Title:    Director
SILVER SHADOW SHIPPING CO. LTD.
By:     /s/ Roberto Martinoli
    Name:     Roberto Martinoli
    Title:    Director
SILVERSEA NEW BUILD SIX LTD.
By:     /s/ Roberto Martinoli
    Name:     Roberto Martinoli
    Title:    Director
SILVERSEA CRUISES (EUROPE) LIMITED
By:     /s/ Roberto Martinoli
    Name:     Roberto Martinoli
    Title:    Director
SILVERSEA CRUISES (UK) LIMITED
By:     /s/ Roberto Martinoli
    Name:     Roberto Martinoli
    Title:    Director

SG EXPEDITIONS CYPRUS LIMITED
By: /s/ Roberto Martinoli
    Name:     Roberto Martinoli
    Title:    Director
SG EXPEDITIONS SAGL
By:     /s/ Pietro Soldati
    Name:     Pietro Soldati
    Title:    Authorized Signatory
SG CRUISES GMBH
By:     /s/ Pietro Soldati
    Name:     Pietro Soldati
    Title:    Authorized Signatory
CANODROS C.L.
By:     /s/ Alex Santiago Dunn Suarez
    Name:     Alex Santiago Dunn Suarez
    Title:    Authorized Signatory
TRUSTEE:

CITIBANK N.A., LONDON BRANCH, as Trustee
By:     /s/ Beth Kuhn
    Name:     Beth Kuhn
    Title:    Vice President

[Signature Page to Supplemental Indenture)